Exhibit 2 Page 1 of 3

ENTERGY CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
ASSETS
As of June 30, 2005
(Unaudited)
(In Thousands)

CURRENT ASSETS
Cash and cash equivalents:
Cash	$104,992
Temporary cash investments - at cost,
which approximates market	509,698
Total cash and cash equivalents	614,690
Other temporary investments	-
Notes receivable	2,051
Accounts receivable:
Customer	415,382
Allowance for doubtful accounts	(21,979)
Other	368,400
Accrued unbilled revenues	597,361
Total receivables	1,359,164
Deferred fuel costs	223,980
Accumulated deferred income taxes	8,303
Fuel inventory - at average cost	114,005
Materials and supplies - at average cost	579,375
Deferred nuclear refueling outage costs	159,484
Prepayments and other	117,862
TOTAL	3,178,914

OTHER PROPERTY AND INVESTMENTS
Investment in affiliates - at equity	168,040
Decommissioning trust funds	2,543,275
Non-utility property - at cost (less accumulated depreciation)	224,545
Other	76,158
TOTAL	3,012,018

PROPERTY, PLANT AND EQUIPMENT
Electric	29,710,868
Property under capital lease	732,583
Natural gas	276,874
Construction work in progress	1,082,681
Nuclear fuel under capital lease	268,193
Nuclear fuel	339,446
TOTAL PROPERTY, PLANT AND EQUIPMENT	32,410,645
Less - accumulated depreciation and amortization	13,431,269
PROPERTY, PLANT AND EQUIPMENT - NET	18,979,376

DEFERRED DEBITS AND OTHER ASSETS
Regulatory assets:
SFAS 109 regulatory asset - net	737,906
Other regulatory assets	1,381,259
Long-term receivables	29,884
Goodwill	377,172
Other	884,622
TOTAL	3,410,843

TOTAL ASSETS	$28,581,151

Exhibit 2 Page 2 of 3

ENTERGY CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
LIABILITIES AND SHAREHOLDERS' EQUITY
As of June 30, 2005
(Unaudited)
(In Thousands)

CURRENT LIABILITIES
Currently maturing long-term debt	$375,286
Notes payable	43
Accounts payable	871,244
Customer deposits	234,223
Taxes accrued	237,239
Nuclear refueling outage costs	6,021
Interest accrued	126,360
Obligations under capital leases	135,262
Other	260,706
TOTAL	2,246,384

NON-CURRENT LIABILITIES
Accumulated deferred income taxes and taxes accrued	5,097,025
Accumulated deferred investment tax credits	389,468
Obligations under capital leases	170,322
Other regulatory liabilities	378,485
Decommissioning and retirement cost liabilities	1,959,346
Transition to competition	79,101
Regulatory reserves	20,174
Accumulated provisions	560,478
Long-term debt	7,843,705
Preferred stock with sinking fund	15,150
Other	1,475,720
TOTAL	17,988,974

Commitments and Contingencies

Preferred stock without sinking fund	395,683

SHAREHOLDERS' EQUITY
Common stock, $.01 par value, authorized 500,000,000
shares; issued 248,174,087 shares in 2005 and in 2004	2,482
Paid-in capital	4,845,037
Retained earnings	5,212,985
Accumulated other comprehensive loss	(147,007)
Less - treasury stock, at cost (38,226,127 shares in 2005)	1,963,387
TOTAL	7,950,110

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$28,581,151

Exhibit 2 Page 3 of 3

ENTERGY CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
For the Six Months Ended June 30, 2005
(Unaudited)
(In Thousands)

OPERATING REVENUES
Domestic electric	$3,868,516
Natural gas	130,610
Competitive businesses	1,033,806
TOTAL	5,032,932

OPERATING EXPENSES
Operating and Maintenance:
Fuel, fuel-related expenses, and
gas purchased for resale	1,054,284
Purchased power	1,239,565
Nuclear refueling outage expenses	78,960
Other operation and maintenance	1,134,239
Decommissioning	73,524
Taxes other than income taxes	210,454
Depreciation and amortization	438,079
Other regulatory credits - net	(47,462)
TOTAL	4,181,643

OPERATING INCOME	851,289

OTHER INCOME
Allowance for equity funds used during construction	24,049
Interest and dividend income	65,646
Equity in earnings (loss) of unconsolidated equity affiliates	(35)
Miscellaneous - net	14,469
TOTAL	104,129

INTEREST AND OTHER CHARGES
Interest on long-term debt	220,052
Other interest - net	26,222
Allowance for borrowed funds used during construction	(13,690)
TOTAL	232,584

INCOME BEFORE INCOME TAXES	722,834

Income taxes	251,425

CONSOLIDATED NET INCOME	471,409

Preferred dividend requirements and other	13,263

EARNINGS APPLICABLE TO
COMMON STOCK	$458,146